Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors	Media:
Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Addition of Stephen C. McCluski
to its Board of Directors

CAMBRIDGE, MA, April 27, 2007 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced the addition of Stephen C. McCluski to the Company’s Board of Directors. As a result of Mr. McCluski’s appointment, the number of directors on ImmunoGen’s Board is increased to seven.

Mitchel Sayare, Chairman and CEO, commented, “We’re delighted to welcome Steve to our Board. He has over thirty years of experience in financial management, including senior management experience at a NYSE-listed company. We expect Steve to be a valuable addition to our Board and to its audit committee.”

Mr. McCluski, 54, was Senior Vice President and Chief Financial Officer of Bausch & Lomb, Inc. from 1995 to March 2007. He will be retiring from Bausch & Lomb at the end of June 2007 and currently is serving as Senior Vice President, Corporate Strategy. Mr. McCluski joined Bausch & Lomb in 1988 as Director, Financial Planning and Analysis for the company’s Personal Products Division. He was promoted to Vice President and Controller for its Eyewear Division in 1989, and in 1992, he became president of the company’s Outlook Eyewear subsidiary. Mr. McCluski was promoted to Corporate Vice President and Controller in 1994 and the following year he became the chief financial officer of the company.

Prior to joining Bausch & Lomb, Mr. McCluski was with PricewaterhouseCoopers. He has a Bachelor of Science degree in Accounting from Ithaca College. In addition to being on the Board of Directors of ImmunoGen, Mr. McCluski is a member of the boards of Indevus Pharmaceuticals, Inc., the James P. Wilmot Cancer Center of the University of Rochester, and the Greater Rochester Enterprise regional economic development organization.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds

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wholly owned by ImmunoGen are in clinical testing - huN901-DM1 and huC242-DM4. Companies licensing the right to develop anticancer compounds to specific targets using ImmunoGen’s TAP technology include Biogen Idec, Biotest AG, Centocor (Johnson & Johnson), Genentech, and sanofi-aventis. Three anticancer compounds are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-MCC-DM1, in development by Genentech.

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